EXHIBIT 99.1


- Alvin L. Dahl, Chief Financial Officer (CFO) of 21st Century Technologies, Inc (OTC:BB TFCT.OB-News) has reported to the company a 4th Quarter operating profit of $1,776,585. "This is an all-time record for 21st," said Mr. Dahl. "It tells me that management has completed a difficult turn-around process. Continued growth and solid profitability should now become the norm for the company. I regard the company's performance as remarkable." Complete details will be contained in the company's forthcoming 10-K to be filed with the Securities and Exchange Commission on or before March 30, 2004.

21st Century Technologies is a Business Development Company pursuant to the Investment Company Act of 1940. Several wholly-owned subsidiaries comprise the operating companies of 21st Century. They include Trident Technologies, Inc., which manufactures high-technology magnet-powered patching and sealing systems, Innovative Weaponry, Inc., maker of low light and no light tritium-powered gun sights, the Miniature Machine Corporation, manufacture of precision adjustable gun sights, Paramount Multiservices, Inc., a telemarketing firm and PrizeWise, Inc., a web-based marketing system which is being readied for a near future launch. Several other acquisitions are currently being studied.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940